UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 13, 2005
Date of Report (Date of earliest event reported)
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-18443 (Commission File Number)	52-1574808 (IRS Employer Identification Number)
8125 North Hayden Road
Scottsdale, Arizona 85258-2463
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 13, 2005, Medicis Pharmaceutical Corporation (“Medicis”) announced the execution of a Merger Termination Agreement (the “Termination Agreement”) between Medicis, Masterpiece Acquisition Corp., a wholly-owned subsidiary of Medicis, and Inamed Corporation (“Inamed”). Pursuant to the Termination Agreement, the parties agreed to terminate the Agreement and Plan of Merger, dated as of March 20, 2005, by and among Medicis, Masterpiece Acquisition Corp. and Inamed (the “Merger Agreement”) effective upon execution of the Termination Agreement and Medicis’ receipt of a termination payment from Inamed in the amount of $90,000,000 and reimbursement of certain expenses. As a result of the termination of the Merger Agreement, the pending merger between Medicis and Inamed has been terminated.
     The foregoing description of the Termination Agreement is qualified in its entirety by reference to the Termination Agreement and the press release attached as Exhibits 10.1 and 99.1, respectively, and incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
     The disclosure set forth in Item 1.01 of the Current Report is incorporated by reference herein.
Item 8.01 Other Events.
     Medicis also announced that, as a result of the termination of the Merger Agreement, Medicis stockholders will not vote upon the following proposals at the annual meeting of Medicis stockholders to be held on December 19, 2005:
•	The proposal to approve the issuance of shares of Medicis Class A common stock pursuant to the Merger Agreement.

•	The proposal to approve an amendment to Medicis’ certificate of incorporation to increase the number of authorized shares of Medicis Class A common stock from 150,000,000 to 300,000,000 and change Medicis’ name from “Medicis Pharmaceutical Corporation” to “Medicis”.
Item 9.01 Financial Statements and Exhibits.
(c)
10.1	Merger Termination Agreement, dated as of December 13, 2005, by and among Medicis Pharmaceutical Corporation, a Delaware corporation, Masterpiece Acquisition Corp., a Delaware corporation, and Inamed Corporation, a Delaware corporation.

99.1	Press release, dated December 13, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2005	By:	/s/ Mark A. Prygocki, Sr.
Mark A. Prygocki, Sr.
Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer